Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 TSullivan@scr-ir.com

MEDEQUITIES REALTY TRUST, INC. REPORTS THIRD QUARTER 2016 RESULTS

NASHVILLE, Tenn., November 8, 2016 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its financial results for the quarter ended September 30, 2016 and other recent developments.

Third Quarter and Recent Highlights

•

Net income attributable to common stockholders for the third quarter of 2016 was $0.12 per diluted common share, compared with a net loss of $0.30 per diluted common share for the second quarter of 2016, and $0.12 per diluted common share for the third quarter of 2015.

•

Funds from Operations attributable to common stockholders (“FFO”) for the third quarter of 2016 was $0.45 per diluted common share, compared with $0.01 per diluted common share for the second quarter of 2016 and $0.36 per diluted common share for the third quarter of 2015.

•

Adjusted FFO attributable to common stockholders (“AFFO”) for the third quarter of 2016 was $0.47 per diluted common share, compared with $0.40 per diluted common share for the second quarter of 2016 and $0.28 per diluted common share for the third quarter of 2015.

•	Paid a cash dividend of $0.21 per share for the third quarter of 2016.
•	Signed Baylor Scott & White Health (“Baylor”) to a new 15-year lease at Lakeway Hospital in Lakeway, Texas, after Baylor completed its acquisition of the operations of the previous hospital tenant.
•

Completed the sale of 20,434,567 shares of common stock in its initial public offering in October 2016, including shares sold pursuant to the underwriters’ partial exercise of their over-allotment option, for total net proceeds of $226.2 million.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “We are pleased to have completed our initial public offering and are eager to put the capital to work on an active pipeline of new investment opportunities. With the signing of the new Baylor lease at Lakeway during the quarter, we have significantly upgraded the credit on our largest property and solidified the overall earnings power of our portfolio.”

Financial Results for the Third Quarter of 2016

Net income attributable to common stockholders for the quarter ended September 30, 2016 was $1.4 million, or $0.12 per diluted share, consistent with the same period in 2015.  Consolidated total revenues for the quarter ended September 30, 2016 increased 4.6% to $13.8 million, compared with $13.2 million for the same period in 2015.  FFO for the quarter ended September 30, 2016 increased 26.9% to $5.0 million, or $0.45 per diluted share, compared with $3.9 million, or $0.36 per diluted share, for the same period in 2015.  AFFO for the quarter ended September 30, 2016 increased 66.4% to $5.2 million, or $0.47 per diluted share, compared with $3.1 million, or $0.28 per diluted share, for the same period in 2015.  Operating results in 2016 benefited primarily from higher revenues from the Company’s investment activities throughout 2015.  The revenue increases, excluding the effects of straight-line rent, were offset by additional interest expense incurred from additional borrowings under the secured credit facility, higher cash general and administrative expenses, and the cash distributions on preferred equity that was issued during March and April 2015 to finance investment activities.

Initial Public Offering

On October 4, 2016, the Company completed the initial public offering of its common stock in which the Company issued 19,000,000 shares and, on October 28, 2016, issued an additional 1,434,567 shares pursuant to the underwriters’ partial exercise of their over-allotment option. The Company used the net proceeds from the IPO as follows:

•	Approximately $131.3 million to redeem all of the outstanding shares of the Company’s 7.875% Series B Redeemable Cumulative Preferred Stock;
•	Approximately $94.8 million to repay amounts outstanding under the secured credit facility; and
•	Approximately $0.1 million to redeem all of the outstanding shares of the Company’s 12.5% Series A Preferred Stock.

Secured Revolving Credit Facility

Effective November 1, 2016, as a result of completing the initial public offering, amounts outstanding under the secured credit facility bear interest at LIBOR plus a margin between 2.00% and 2.50%, or a base rate plus a margin between 1.00% and 1.50%, in each case depending on the Company’s leverage.

As of September 30, 2016, the Company had $244 million outstanding under the secured credit facility. At November 8, 2016, the Company had $149.2 million outstanding under the secured credit facility and approximately $69.2 million of maximum additional available borrowing capacity, subject to continued compliance with the covenants under the facility. The borrowing base is expected to increase up to the maximum available under the secured credit facility of $300 million as the Company completes the acquisition of qualified real estate investments.

Baylor Scott & White Health Lease at Lakeway Hospital

On September 1, 2016, Baylor, the largest not-for-profit health care system in the state of Texas, acquired the operations of the Company’s prior tenant at Lakeway Hospital, and the Company entered into a new triple-net lease with an existing Baylor hospital entity with an initial term of 15 years and two ten-year extension options.  The lease is unconditionally guaranteed by Baylor University Medical Center.  The initial annual base rent is approximately $12.8 million, payable in equal monthly installments, which is the same as the annual base rent under the lease with the prior tenant.  The lease provides for base rent escalators that take effect on the second anniversary of the lease and, commencing after completion of the third year of the lease and subject to certain conditions, the option for Baylor to purchase Lakeway Hospital for a minimum purchase price of $203.6 million. Under the lease, the Company also provided the Baylor lessee an approximately $2.3 million tenant allowance for the transition of the hospital that was funded on September 30, 2016.

Investments

As of September 30, 2016, the Company had gross real estate investments totaling approximately $504.9 million, which was comprised of $494.9 million in 24 healthcare facilities and $10.0 million in one mortgage note receivable collateralized by healthcare-related real estate.

Quarterly Distributions to Common Stockholders

On September 15, 2016, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the third quarter of 2016. The dividend was paid on October 4, 2016 to stockholders of record as of September 23, 2016.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on November 9, 2016 at 10:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through November 16, 2016 by dialing (412) 317-0088 and entering the replay access code, 10094481.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Registration Statement on Form S-11 (File No. 333-206519), which was filed with the with the Securities and Exchange Commission (the “SEC”) on November 3, 2016, and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Real estate properties
Land	$39,584	$40,081
Building and improvements	440,927	458,930
Intangible lease assets	11,387	3,441
Furniture, fixtures, and equipment	2,976	2,401
Less accumulated depreciation and amortization	(22,327)	(11,172)
Total real estate properties, net	472,547	493,681

Mortgage notes receivable, net	9,914	9,909
Cash and cash equivalents	12,211	12,474
Other assets, net	35,330	27,603
Total Assets	$530,002	$543,667

Liabilities and Equity
Liabilities
Debt	$244,000	$247,400
Accounts payable and accrued liabilities	21,606	21,102
Deferred revenue	1,566	3,920
Total liabilities	267,172	272,422

Commitments and contingencies
Equity
Preferred stock, $0.01 par value. Authorized 50,000 shares; 125 shares issued and outstanding at September 30, 2016 and December 31, 2015	1	1
Common stock, $0.01 par value. Authorized 400,000 shares; 11,250 and 11,233 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	109	109
Additional paid in capital	275,667	273,740
Dividends declared	(34,585)	(19,876)
Retained earnings	19,329	12,724
Total MedEquities Realty Trust, Inc. stockholders' equity	260,521	266,698
Noncontrolling interest	2,309	4,547
Total equity	262,830	271,245
Total Liabilities and Equity	$530,002	$543,667

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Rental income	$13,603	$12,586	$34,561	$26,555
Interest on mortgage notes receivable	231	649	689	2,319
Interest on notes receivable	11	3	36	227
Total revenues	13,845	13,238	35,286	29,101
Expenses
Depreciation and amortization	3,617	2,713	10,705	5,959
Property related	341	294	1,006	873
Acquisition costs	29	214	488	408
Franchise, excise and other taxes	87	14	222	242
Bad debt expense	-	-	216	-
General and administrative	2,436	2,437	7,760	6,108
Total operating expenses	6,510	5,672	20,397	13,590
Operating income	7,335	7,566	14,889	15,511

Other income (expense)
Interest and other income	191	3	194	12
Interest expense	(2,792)	(2,341)	(9,143)	(4,157)
	(2,601)	(2,338)	(8,949)	(4,145)

Net income	$4,734	$5,228	$5,940	$11,366
Less: Preferred stock dividends	(2,464)	(2,465)	(7,394)	(5,370)
Less: Net (income) loss attributable to noncontrolling interest	(821)	(1,339)	665	(2,656)
Net income (loss) attributable to common stockholders	$1,449	$1,424	$(789)	$3,340

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.12	$0.12	$(0.09)	$0.29

Weighted average shares outstanding
Basic and diluted	10,964	10,949	10,961	10,947

Dividends declared per common share	$0.42	$0.38	$0.63	$0.55

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives and tenant allowances), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss) attributable to common stockholders	$1,449	$1,424	$(789)	$3,340
Real estate depreciation and amortization, net of noncontrolling interest	3,535	2,505	10,587	5,511
FFO attributable to common stockholders	4,984	3,929	9,798	8,851
Acquisition costs on completed acquisitions	-	8	18	98
Stock-based compensation expense	633	535	1,927	1,163
Deferred financing costs amortization	425	711	2,038	1,340
Non-real estate depreciation and amortization	138	15	156	32
Surety bond fee	(188)	-	(188)	-
Straight-line rent expense	41	43	124	128
Straight-line rent revenue, net of noncontrolling interest	(851)	(2,127)	1,260	(4,236)
AFFO attributable to common stockholders	$5,182	$3,114	$15,133	$7,376

Weighted average shares outstanding- earnings per share
Basic	10,964	10,949	10,961	10,947
Diluted	10,964	10,949	10,961	10,947

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.12	$0.12	$(0.09)	$0.29

Weighted average common shares outstanding- FFO and AFFO
Basic	10,964	10,949	10,961	10,947
Diluted	11,108	11,005	11,075	10,986

FFO per common share
Basic	$0.45	$0.36	$0.89	$0.81
Diluted	$0.45	$0.36	$0.88	$0.81

AFFO per common share
Basic	$0.47	$0.28	$1.38	$0.67
Diluted	$0.47	$0.28	$1.37	$0.67